Exhibit 1.01

Diodes Incorporated
Conflict Minerals Report
for the Year Ended December 31, 2024

I. INTRODUCTION

This Conflict Minerals Report (“CMR” or “Report”) for DIODES INCORPORATED (herein referred to as “Diodes,” the “Company,” “we,” “us,” or “our”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1 to December 31, 2024 (the “2024 reporting period”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

The Report covers activities of all of Diodes’ majority-owned subsidiaries and variable interest entities that are subject to the Rule. The Rule imposes certain due diligence and reporting obligations on SEC registrants whose manufactured products (including products contracted to be made for that registrant) contain “conflict minerals” necessary to the functionality or production of those products. Conflict Minerals are defined as columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), wolframite (the metal ore from which tungsten is extracted), gold, or their derivatives (collectively referred to as “3TGs”), or any other mineral or its derivatives as determined by the Secretary of State to be financing conflicts in the Democratic Republic of the Congo (“DRC”) or adjoining countries.

This Report has been prepared by the management of Diodes.

Diodes is committed to the responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environment, and ethics (for more information, please see https://www.diodes.com/sustainability). This commitment includes our efforts to responsibly address Conflict Minerals in our products’ supply chain. This Report describes our efforts during the 2024 reporting period.

The net number of 3TG smelters or refiners (“SoRs”) identified in our supply chain during 2024 decreased to 174 due to changes in our suppliers and their sub-tier suppliers, additional information provided by suppliers, and changes in the status of conformant SoRs under the Responsible Minerals Assurance Process (“RMAP”) of the Responsible Minerals Initiative.

This Report has not been audited because the circumstances that would require an audit under the Rule are not present.

Diodes, a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and discrete power solutions combined with leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific products and solutions-focused sales, coupled with global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets.

The Company’s manufacturing facilities have achieved certifications in the internationally recognized standards of ISO 9001:2015, ISO 14001:2015, and, for automotive products, IATF 16949:2016 and the Company is also C-TPAT certified. We believe these quality awards reflect the superior quality-control techniques established at the Company and further enhance our credibility as a vendor-of-choice to original equipment manufacturers (“OEMs”) increasingly concerned with quality and consistency.

We have a diverse product portfolio covering diodes; rectifiers; transistors; MOSFETs; SiC diodes and MOSFETs; protection devices; logic; voltage translators; amplifiers and comparators; sensors; and

power management devices such as AC-DC converters, DC-DC switching, linear voltage regulators, voltage references, LED drivers, power switches, photocouplers, and voltage supervisors. We also have timing and connectivity solutions including clock ICs, crystal oscillators, PCIe packet switches, multi-protocol switches, interface products, and signal integrity solutions for high-speed signals.

Our market focus is on high-growth, end-user applications in the following areas:

•
Industrial: embedded systems, precision controls, medical, clean energy, machine to machine, robotics, motor control, and Artificial Intelligence of Things (“AIoT”);
•
Automotive: connected driving, comfort/style/safety, and electrification/powertrain;
•
Computing: cloud computing: server, Artificial Intelligence (“AI”) server, storage, data centers, and edge AI;
•
Communications: smart phones, 5G networks, and enterprise networking; and
•
Consumer: Internet of things (“IoT”): wearables, home automation, home appliances, smart infrastructure, and charging solutions.

From 2020 to 2024, our annual net sales grew from $1.2 billion to $1.3 billion, representing a compound annual growth rate of approximately 1.6%. Our product line includes over 28,000 products, and we shipped approximately 39 billion units in 2024, 42 billion units in 2023, and 50 billion units in 2022. The decrease in units shipped in 2024 was driven by softness in demand and inventory adjustments by our customers that serve the key end markets in which we participate.

We manufacture “in-house” and contract with third parties to manufacture our products, which we refer to collectively in this CMR as “products.” A review of the bills of materials used in our products showed that the 3TGs are necessary for the functionality of our products.

Not all of our products contain all of these metals, but most of our products contain at least one of them, and are thus within the scope of the Rule. On the basis of our “reasonable country of origin inquiry” required by the Rule and described in Section II of this Report, some of the 3TGs contained in our products may have originated in the DRC or an adjoining country (each a “Covered Country” for purposes of the Rule). For that reason, we are submitting this CMR, which describes the conflict minerals due diligence we have performed pursuant to the Rule, as an exhibit to our Form SD.

This CMR, which includes sections titled Reasonable Country of Origin Inquiry (“RCOI”), Due Diligence Design and Performance, Smelter Information, Progress from 2023 Conflict Minerals Report, and Risk Mitigation Efforts, is designed to meet the reporting requirements of the Rule. It is publicly available on our website.

II. REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

Our RCOI corresponds to the first and second steps of the five-step OECD Guidance, as that Guidance (including its Supplements) applies to each of the 3TGs and to Diodes as a “downstream company.” The OECD Guidance provides a framework for detailed due diligence to support responsible global supply-chain management of minerals, including the 3TGs.

Diodes is a direct and contract manufacturer with an extensive supply chain comprised of several layers of suppliers positioned between ourselves and 3TG SoRs and mines. Our contracts require our suppliers to identify each and every substance including, but not limited to, 3TGs contained in the materials/products supplied to us. We refer collectively in this CMR to our manufacturing partners and their respective contracted suppliers as “in-scope suppliers.” Due to our extended supply chain, we rely on our in-scope suppliers to provide us with information concerning the sources and chains of custody of 3TGs necessary to the functionality or production of our products. Because of our operation size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. We provide details on our supply chain due diligence process in Section III.

A. Establish Strong Company Management Systems

1. Company Policies

Diodes’ “Statement on Conflict Minerals” (See https://www.diodes.com/assets/Quality-Reliability-Docs/DiodesIncorporatedStatementOnConflictMinerals.pdf) describes our approach and commitment to work towards a goal of sourcing only conflict-free 3TGs in our products. Diodes is committed to the sourcing of raw materials in a way that supports human rights, labor, health and safety, environment, and ethics. Consistent with this commitment, we address the issues associated with the harvesting, extraction, and transportation of raw materials as a global responsibility applicable to all substances used in our products - unbounded by specific materials or locations. Diodes’ policies also include, but are not limited to, Diodes’ Code of Supplier Conduct, which defines our expectations concerning ethical business, employment, and expected behaviors for all of Diodes’ employees and Diodes’ suppliers. Diodes’ policies and procedures require our contracted suppliers to immediately notify Diodes if they obtain information or knowledge that minerals used in the products that they supply to Diodes may contain 3TGs from a Covered Country that may be directly or indirectly financing or benefitting armed groups in those countries. Such information would trigger an escalation process that may result in termination of Diodes’ business relationship with the supplier. For more information, see Section III below.

2. Internal Management Team

Development and implementation of Diodes’ Conflict Minerals due diligence plan requires engagement of various Diodes’ departments, including, but not limited to, Sub-contract Management, Engineering, Finance, Legal, Purchasing, and Quality. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy and is led by our Quality Systems Manager who acts as the Conflict Minerals Program Manager. Senior management is updated on the results of our due diligence efforts on a regular basis. The team also trains other Diodes’ personnel on their roles and responsibilities for implementing and supporting Diodes’ responsible sourcing program.

Because we do not have a direct relationship with Conflict Mineral SoRs and do not perform or direct Conflict Mineral audits of these entities within our supply chain, we follow the following industry-wide initiatives:

• The Responsible Business Alliance-Global e-Sustainability Initiative; and

• The Responsible Minerals Initiative (“RMI”), a voluntary program in which independent third-party audits are used to identify SoRs that have systems in place to assure sourcing of only conflict-free materials.

As a result of this we periodically update our publicly available Conflict Minerals reporting template (“CMRT”) declaration, as well as update information retrieved from our suppliers’ CMRTs. The CMRT declaration, which is a standardized reporting template developed by the RMI, facilitates the transfer of information through the supply chain regarding mineral country of origin and SoRs being utilized.

We also monitor data as updated on the RMI web site at https://www.responsiblemineralsinitiative.org regularly. We request updates of our suppliers’ CMRT declarations to be in compliance with the latest revision of the CMRT reporting template upon submission or where we identify SoRs who have been suspended or removed from the RMI conformant lists, or where other legislation deems that we cannot have certain suppliers within our supply chain, e.g. UFLPA or US trade sanctions.

We have outlined expectations regarding use of Conflict Minerals in our Corporate Supplier Quality specifications. We request all identified Conflict Mineral suppliers to disseminate our requirements along their supply chain.

We rely upon our suppliers to provide us with information about the sources of Conflict Minerals contained in the materials and products supplied to us. Our suppliers are similarly reliant upon information provided by their sub-tier suppliers.

3. System of Supply Chain Controls and Transparency

We require our suppliers of materials and components for our products to fully disclose the substances that are present in the materials and products supplied to us, which may include information obtained from sub-tier suppliers. These material disclosure requirements explicitly cover 3TGs. Our contracted suppliers are responsible for communicating these 3TG sourcing requirements and specifications to their suppliers. These disclosures are assessed for correct completion, credibility and potential sourcing risk. In cases where risk is identified, Diodes implements an escalation policy, which may result in termination of the business relationship with the supplier.

4. Supplier Engagement

In light of our corporate size and the depth, breadth, and constant evolution of our supply chain, we rely on our suppliers of materials and products to provide us with information concerning the source and chain of custody of 3TGs contained in the products they supply to us. Many of our suppliers are also subject to the Rule and they rely on information provided by their upstream suppliers.

We drive responsible sourcing through our extended supply chain by exercising due diligence regarding our suppliers’ sourcing of 3TGs in their upstream supply chains. We also support broader industry efforts to promote responsible mining and sourcing, as outlined above. Finally, we review all documentation supplied by our contracted suppliers to verify conformance to Diodes’ requirements. More information concerning this review is set out below.

• Supplier Due Diligence: We require our suppliers whose products are believed to contain 3TGs to meet our material disclosure requirements and related responsible sourcing policies through contractual provisions and product specifications that we communicate, monitor, and track electronically to ensure that suppliers are meeting our requirements. These policies and procedures are outlined in Section III. We also assist our contracted suppliers to meet our requirements through direct communications.

• Supplier Verification: Diodes performs verifications of its materials and products suppliers to assess their conformance to our requirements, which includes supply chain transparency. All new materials/products suppliers undergo an initial capability assessment to verify conformance to Diodes’ requirements. Diodes selects and retains only those suppliers who commit to meeting these requirements. A failure by a supplier or any sub-tier supplier to conform to these requirements may constitute a breach of the supplier’s contractual agreement with Diodes.

The RMI’s “Reasonable Practices to Identify Sources of Conflict Minerals: Practical Guidance for Downstream Companies” document states that “the red flag triggers are exclusively upstream of the [smelters or refiners].” Because of this we mitigate risks associated with the sourcing of 3TGs by working with our suppliers to identify 3TG SoRs and encouraging those facilities to become conformant with the relevant RMAP assessment protocol or if this does not occur, encouraging the supplier to use an alternate facility that is RMAP conformant. We require our suppliers to actively work with their upstream suppliers to mitigate risks associated with their 3TG sourcing.

5. Grievance Mechanism

Diodes’ Code of Business Conduct includes our commitment to provide an anonymous grievance reporting mechanism for our employees who may be affected by our operations. The policy encourages Diodes’ employees to report suspected violations. We investigate and, where appropriate, take remedial action to address reported incidents.

B. Identify and Assess Risk in the Supply Chain

We have taken the following steps to identify and assess supplier Conflict Mineral sourcing risk in the 2024 reporting period:

• We surveyed all our potential in-scope suppliers to determine the status of any 3TGs contained in materials and products supplied to Diodes during the 2024 reporting period which are ultimately sold on to customers of our products. The survey utilized the RMI CMRT which requests a list of all SoRs from which its 3TGs were ultimately sourced, which may require that the same inquiry be made to sub-tier suppliers.

• The survey was conducted in accordance with the OECD Guidance as tailored for our role as a downstream company. Supplier CMRT submissions were reviewed to validate that they were completed correctly and to identify any contradictions or inconsistencies.

• We received survey responses from all suppliers, with some being referred back following our checking, validation, and due diligence activities.

III. DUE DILIGENCE DESIGN AND PERFORMANCE

On the basis of our RCOI, we have determined that some of the 3TGs contained in our products may have originated in one or more Covered Countries. Accordingly, we performed due diligence on the source and chain of custody of those 3TGs to seek to confirm that the SoRs were certified by the RMI.

A. Due Diligence Design

Our due diligence measures have been designed to conform to OECD Guidance, an internationally recognized due diligence framework.

B. Due Diligence Performance

1. Design and Implement a Strategy to Respond to Risks

Diodes encourages its suppliers to take affirmative actions to minimize the possible sourcing of 3TGs from conflict-affected areas by doing the following:

• Exercising due diligence on the source and chain of custody of any 3TGs contained in raw materials and products they provide to Diodes.

• Identifying by name each SoR that has processed or otherwise handled 3TGs contained in those materials and products

• Encouraging those SoRs to participate in the RMAP or an equivalent third-party conflict-free certification scheme.

• Seeking to ensure that minerals in their supply chain are not being sourced from the DRC or adjoining countries unless they are purchased from SoRs that are listed as conformant on the RMI website.

We encourage our suppliers to impose these same requirements on their sub-tier suppliers and to provide appropriate training and support to help their sub-tier suppliers meet Diodes’ requirements. To facilitate this process, we direct our suppliers to utilize the common industry template provided by the RMI and found at https://www.responsiblemineralsinitiative.org.

2. Carry out independent third-party audit of smelter/refiner’s due diligence practices

Diodes has used the information provided by independent third-party audit programs, including the RMI, to confirm the existence of and verify the OECD-conformance status of the SoRs identified during due diligence.

3. Report on Supply Chain Due Diligence

Diodes’ Statement on Conflict Minerals is available on our external website at https://www.diodes.com/assets/Quality-Reliability-Docs/DiodesIncorporatedStatementOnConflictMinerals.pdf

We file our CMR, required by Section 1502 of the Dodd-Frank Act, annually with the SEC. These disclosures are also publicly available on our website at https://www.diodes.com/assets/Quality-Reliability-Docs/Conflict-Mineral-Reports-Form-SD.pdf

IV. SMELTER INFORMATION

A. 3TG Processing Facilities

As described in Section II, we require our suppliers of materials and products for our products to provide full material declarations for all substances, including 3TGs, contained in the materials and products they supply to us. For smelter and refiner identification, the vast majority of our suppliers provided data at a company or divisional level. We are therefore unable to be certain that all the 3TG SoRs reported by the suppliers were contained in the materials and products supplied to us or that all the 3TG SoRs reported by our suppliers are all in our supply chain.

Our supplier survey data revealed 174 3TG SoRs in Diodes’ supply chain.

All 174 SoRs identified by our suppliers as in Diodes’ supply chain were conformant with the RMAP's assessment protocols or certified or accredited by a cross-recognized certification program at the “Effective Date” of Diodes’ published CMRT. When an SoRs’ RMI status changed from “conformant”, they were removed from Diodes’ published CMRT when all of our affected suppliers had removed them from their respective supply chains.

SoR information regarding conformance with or participation in the RMAP’s assessment protocols is reviewed on a weekly basis.

Listed below are the smelters and refiners we have determined to be potentially in our supply chain during 2024 that have processed Conflict Minerals, the conflict status of which is undeterminable. As explained above, the presence of a smelter or refiner on the list does not indicate that our products necessarily contain Conflict Minerals processed by that smelter or refiner.

Table 1: Conflict Mineral Smelters and Refiners

Metal	Facility (Smelter or Refiner) Name	Country
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE

Metal	Facility (Smelter or Refiner) Name	Country
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	TANIOBIS Co., Ltd.	THAILAND

Metal	Facility (Smelter or Refiner) Name	Country
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRASIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	DS Myanmar	MYANMAR
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bukit Timah	INDONESIA

Metal	Facility (Smelter or Refiner) Name	Country
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA

Metal	Facility (Smelter or Refiner) Name	Country
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Wolfram Bergbau und Hutten AG	GERMANY
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

B. 3TG Countries of Origin

To draw reliable conclusions as to 3TG countries of origin, we have, in line with the OECD Guidance, relied on our suppliers’ use of the CMRT as a tool for querying and transmitting information along the 3TG supply chain. We also have relied, again in line with the OECD Guidance, on the RMI website as another valuable country-of-origin determination tool.

C. 3TG Mines or Locations of Origin

Based upon our experience, we have concluded that requiring our contracted suppliers to complete the CMRT represents the appropriate level of effort we can make at this time to identify the mines, smelters, and countries of origin of 3TGs contained in our products with the greatest possible specificity. To date, RMI has validated through facility audits that its conformant SoRs are not sourcing 3TGs in a manner that contributes to armed conflict, even for those sourcing from mines or smelters located in the Covered Countries.

V. PROGRESS FROM 2023 Conflict Minerals Report

Diodes’ key 2024 accomplishments and progress are summarized below. We made considerable progress, although direct comparisons to the 2023 reporting period data are made difficult by supply chain complexities and year-to-year variances in the data pool.

• Due to changes in our suppliers and their sub-tier suppliers, additional information provided by suppliers, and changes in the status of smelters under the RMAP, the number of validated conformant smelters and refiners in Diodes’ supply chain decreased to 174.

• We found improved due diligence of our suppliers, which we attribute to the continuing efforts of RMI and adjustment of the industry to the conflict minerals reporting requirements.

VI. RISK MITIGATION EFFORTS

We have taken, and continue, the following steps to improve the due diligence conducted to further mitigate any risk that the 3TGs in our products could benefit armed groups in the DRC or adjoining countries:

• Continue to refine and improve internal procedures and processes to enhance alignment with the OECD Guidance, including Diodes’ supplier escalation process.

• Continue to refine supplier data by conducting outreach where reported data is incomplete or uncertain and direct suppliers to reporting resources.

• Enhance the use of systems for improved tracking, evaluating and storing of supplier 3TG due diligence data.

• Participate in training and information webinars provided by customers and international organizations active in the conflict minerals compliance field.